Exhibit (99.19)

ISSN 1718-8369

Volume 4, number 10	April 9, 2010
AS AT JANUARY 31, 2010

Highlights for January 2010

•                  Budgetary revenue in January amounts to $5.2 billion, down $156 million compared to last year. Own-source revenue amounts to $3.9 billion while federal transfers stand at $1.3 billion.

•                  Program spending fell $87 million in January of this year compared to last year, and stands at $4.5 billion.

•                  Debt service amounts to $506 million, down $18 million compared to January 2009.

•                  A surplus of $205 million was achieved, i.e. $138 million more than in January 2009.

•                  Taking the $90 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $115 million.

On the basis of the cumulative results as at January 31, 2010, the budgetary balance shows a deficit of $3.0 billion, taking the $433-million stabilization reserve into account. As presented in the 2010-2011 Budget, the budgetary balance for 2009-2010 within the meaning of the Balanced Budget Act is expected to show a deficit of $4.3 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Budget 2010-2011
	January		April to January			Forecast Growth
	2009	2010	2008-2009	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	4 176	3 910	40 554	39 526	47 421	- 3,0
Federal transfers	1 166	1 276	11 638	12 644	15 229	8,6
Total	5 342	5 186	52 192	52 170	62 650	- 0,4
BUDGETARY EXPENDITURE
Program spending	- 4 633	- 4 546	- 48 048	- 50 345	- 60 769	3,8
Debt service	- 524	- 506	- 5 544	- 5 047	- 6 154	- 5,4
Total	- 5 157	- 5 052	- 53 592	- 55 392	- 66 923	2,9
NET RESULTS OF CONSOLIDATED ENTITIES[1]	- 118	71	298	308	598	—
Contingency reserve	—	—	—	—	- 300	—
SURPLUS (DEFICIT)	67	205	- 1 102	- 2 914	- 3 975	—
BALANCED BUDGET ACT
Generations Fund[2]	- 71	- 90	- 434	- 567	- 715	—
Stabilization reserve	—	—	—	433	433	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 4	115	- 1 536	- 3 048	- 4 257	—

1                      Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

2                      The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.

Cumulative results as at January 31, 2010

Budgetary balance

•                  For the period from April 2009 to January 2010, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $3.0 billion.

Budgetary revenue

•                  As at January 31, 2010, budgetary revenue amounts to $52.2 billion, $22 million less than as at January 31, 2009.

•                  Own-source revenue stands at $39.5 billion, $1.0 billion less than last year.

•                  Federal transfers amount to $12.7 billion, up $1.0 billion compared to January 31, 2009.

Budgetary expenditure

•                  For the period from April 2009 to January 2010, budgetary expenditure amounts to $55.4 billion, an increase of $1.8 billion, or 3.4%, compared to last year.

•                  Program spending rose by $2.3 billion, or 4.8%, and stands at $50.3 billion. The most significant changes are in the Health and Social Services ($1.4 billion), Economy and Environment ($419 million) and Support for Individuals and Families ($195 million) missions.

•                  The difference between the growth experienced until January and forecast growth for the year as a whole is attributable in particular to exceptional items at the end of 2008-2009 that will not be repeated this year. This will slow spending growth at year end.

•                  For the first ten months of the fiscal year, debt service amounts to $5.1 billion, down $497 million compared to January 2009.

Consolidated entities

•                  As at January 31, 2010, the net results of consolidated entities show a surplus of $308 million, i.e. $10 million more than last year.

•                  Revenue dedicated to the Generations Fund amounts to $567 million.

Net financial requirements

•                  Since the beginning of the year, consolidated net financial requirements stand at $8.2 billion, an increase of $4.2 billion compared to last year. The additional financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	January			April to January
	2009	2010	Change	2008-2009	2009-2010	Change
BUDGETARY REVENUE
Own-source revenue	4 176	3 910	- 266	40 554	39 526	- 1 028
Federal transfers	1 166	1 276	110	11 638	12 644	1 006
Total	5 342	5 186	- 156	52 192	52 170	- 22
BUDGETARY EXPENDITURE
Program spending	- 4 633	- 4 546	87	- 48 048	- 50 345	- 2 297
Debt service	- 524	- 506	18	- 5 544	- 5 047	497
Total	- 5 157	- 5 052	105	- 53 592	- 55 392	- 1 800
NET RESULTS OF CONSOLIDATED ENTITIES	- 118	71	189	298	308	10
SURPLUS (DEFICIT)	67	205	138	- 1 102	- 2 914	- 1 812
Consolidated non-budgetary surplus (requirements)	- 454	603	1 057	- 2 928	- 5 280	- 2 352
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 387	808	1 195	- 4 030	- 8 194	- 4 164

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	January			April to January
			Change			Change
Revenue by source	2009	2010	%	2008-2009	2009-2010%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 507	1 375	- 8.8	15 445	14 759	- 4.4
Contributions to Health Services Fund	567	598	5.5	4 672	4 747	1.6
Corporate taxes	181	232	28.2	2 674	2 652	- 0.8
Consumption taxes	1 029	934	- 9.2	11 525	11 623	0.9
Other sources	136	187	37.5	2 226	2 061	- 7.4
Total own-source revenue excluding government enterprises	3 420	3 326	- 2.7	36 542	35 842	- 1.9
Revenue from government enterprises	756	584	- 22.8	4 012	3 684	- 8.2
Total own-source revenue	4 176	3 910	- 6.4	40 554	39 526	- 2.5
Federal transfers
Equalization	669	696	4.0	6 690	6 962	4.1
Health transfers	310	348	12.3	3 146	3 465	10.1
Transfers for post-secondary education and other social programs	104	120	15.4	1 072	1 193	11.3
Other programs	83	112	34.9	730	1 024	40.3
Total federal transfers	1 166	1 276	9.4	11 638	12 644	8.6
BUDGETARY REVENUE	5 342	5 186	- 2.9	52 192	52 170	- 0.0

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	January			April to January
			Change			Change
Expenditures by mission	2009	2010	%	2008-2009	2009-2010%
Program spending
Health and Social Services	2 242	2 069	- 7.7	21 199	22 625	6.7
Education and Culture	1 061	1 127	6.2	12 770	12 900	1.0
Economy and Environment	485	469	- 3.3	5 665	6 084	7.4
Support for Individuals and Families	463	473	2.2	4 524	4 719	4.3
Administration and Justice	382	408	6.8	3 890	4 017	3.3
Total program spending	4 633	4 546	- 1.9	48 048	50 345	4.8
Debt service	524	506	- 3.4	5 544	5 047	- 9.0
BUDGETARY EXPENDITURE	5 157	5 052	- 2.0	53 592	55 392	3.4

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.